Exhibit 10.2

EXECUTIVE SEVERANCE & CHANGE IN CONTROL AGREEMENT

This Executive Severance & Change in Control Agreement (the “Agreement”) is made and entered into by and between William Ready (“Executive”) and Pinterest, Inc., a Delaware corporation (the “Company”), as of the date below (the “Effective Date”). Certain capitalized terms used in the Agreement are defined in Section 8 below.

WHEREAS, the Talent Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive certain severance benefits.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time for any reason, with or without advance notice. Similarly, Executive may resign Executive’s employment for any reason at any time, with or without advance notice (other than notice in connection with a termination for Good Reason). Executive shall not receive any compensation of any kind, including, without limitation, severance benefits, following the termination of Executive’s Continuous Service Status with the Company (the “Termination Date”), except as expressly set forth in this Agreement.

2. Severance Benefits.

(a) Termination without Cause or for Good Reason. Other than with respect to a Qualifying CIC Termination, upon a termination of Executive’s Continuous Service Status by the Company other than for Cause (and not including a termination as a result of death or Disability) or by the Executive for Good Reason, on the terms and subject to the conditions of this Agreement, and subject to Executive’s satisfaction of the Obligations and to Executive’s Continuing Compliance (except that such satisfaction and Continuing Compliance is not required with respect to Sections 2(a)(iii) below), Executive will receive the following severance payments and benefits from the Company:

(i) Cash Severance. The Company will make a lump sum cash payment to Executive in an amount equal to 24 months of Executive’s Base Salary, provided that the number of months of Executive’s Base Salary to which Executive is entitled shall be reduced by one month for each full month that Executive has been employed by the Company up to a maximum reduction of 12 months (such number of months as determined on the Termination Date, the “Applicable Number of Months”) less applicable tax withholdings (the “ Cash Severance Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable.

(ii) Cost of Continuation Coverage. If Executive is eligible for, and properly elects within thirty (30) days following the Termination Date, continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (if applicable) under a health, dental or vision plan sponsored by the Company, the Company will make a lump sum cash payment to Executive in an amount equal to the estimated amount (as reasonably determined by the Company) of COBRA premiums for the number of months of such coverage (at the coverage levels in effect immediately prior to the Termination Date) equal to the Applicable Number of Months, less applicable withholdings (the “Non-CIC COBRA Cost Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable.

(iii) Accrued Compensation. The Company will pay or provide Executive with all accrued but unpaid base salary, accrued but unused vacation time if applicable, reimbursements due for reasonable business expenses incurred prior to the Termination Date, and vested benefits under any tax-qualified retirement plan, all in accordance with, and subject to, the terms and conditions of the applicable plans and policies and applicable law.

(iv) Equity Awards. To the extent that any Awards held by Executive as of immediately prior to the termination of Executive’s Continuous Service Status would have otherwise vested, subject to Executive’s Continuous Service, over the course of the Applicable Number of Months following the Termination Date, such Awards shall fully vest as of the Termination Date. Such vested Awards shall, to the extent applicable, be settled as promptly as practicable (and, to the extent necessary to prevent any tax becoming due under Section 409A, in no event after March 15 of the year following the year in which such Award vests). All other Awards will be treated upon the termination of Executive’s Continuous Service Status in accordance with the terms set forth in the agreements and plans under which they were granted, subject to Section 2(c)(i) of this Agreement.

(b) Qualifying CIC Termination. Upon a termination of Executive’s Continuous Service Status on or within twelve (12) months following the consummation of a Change in Control (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by Executive for Good Reason (each, a “Qualifying CIC Termination”), on the terms and subject to the conditions of this Agreement, and subject to Executive’s satisfaction of the Obligations and to Executive’s Continuing Compliance (except that such satisfaction and Continuing Compliance is not required with respect to Section 2(b)(iv) below), Executive will receive the following severance payments and benefits from the Company:

(i) Cash Severance. The Company will provide the Cash Severance Payment to the Executive, payable within thirty (30) days after the Release becomes effective and irrevocable.

(ii) Equity Awards.

(A) Appreciation Awards. Any Options (and any Other Awards with option-like features, such as stock appreciation rights) held by Executive as of immediately prior to termination of Executive’s Continuous Service Status shall be fully vested and exercisable, and such Options (or Other Awards) shall remain exercisable until the earlier of (x) the last date on which such Option (or Other Awards) would be exercisable in the absence of this Agreement and (y) the expiration of the term of such Option (or Other Award).

(B) Full-Value Awards. Any Restricted Stock, Restricted Stock Units or Other Awards (other than those Other Awards described in Section 2(b)(ii)(A) above) held by Executive as of immediately prior to termination of Executive’s Continuous Service Status shall be fully vested and, to the extent applicable, shall be settled as promptly as practicable (and, to the extent necessary to prevent any tax becoming due under Section 409A, in no event after March 15 of the year following the year in which such Award vests).

(C) Effectiveness of Acceleration. Any acceleration of the vesting and/or exercisability of Awards that occurs pursuant to this Section 2(b)(ii) (the “Acceleration”) shall be effective on the thirtieth (30th) day following the Termination Date.

(iii) Cost of Continuation Coverage. If Executive is eligible for, and properly elects within thirty (30) days following the Termination Date, continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (if applicable) under a health, dental, or vision plan sponsored by the Company, the Company will make a lump sum cash payment to Executive in an amount equal to the estimated amount (as reasonably determined by the Company) of COBRA premiums for Applicable Number of Months of such coverage (at the coverage levels in effect immediately prior to the Termination Date), less applicable withholdings (the “CIC COBRA Cost Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable.

(iv) Accrued Compensation. The Company will pay or provide Executive with all accrued but unpaid base salary, accrued but unused vacation if applicable, reimbursements due for reasonable business expenses incurred prior to the Termination Date, and vested benefits under any tax-qualified retirement plan, all in accordance with, and subject to, the terms and conditions of the applicable plans and policies and applicable law.

(c) Adjustment for Certain Terminations Prior to a Change in Control.

(i) Upon any termination of Executive’s Continuous Service Status prior to a Change in Control (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by Executive for Good Reason, any unvested Awards held by Executive at the time of such termination that would be terminated or cancelled by their terms in connection with a termination of Continuous Service Status shall be terminated or cancelled instead on the ninety first (91st) day following such termination of Continuous Service Status, unless a Change in Control is consummated prior thereto, and, during such 90-day period, such Awards shall not continue to vest and Executive shall have no rights with respect to such Awards unless and until a Change in Control occurs.

(ii) In the event a Change in Control is consummated during the 90-day period following a termination of Executive’s Continuous Service Status (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by Executive for Good Reason, subject to Executive’s satisfaction of the Obligations and to Executive’s Continuing Compliance, Executive will receive the following severance payments and benefits from the Company:

(A) The Acceleration described in Section 2(b)(ii) shall occur effective as of the thirtieth (30th) day following the date of such Change in Control.

(B) On the thirtieth (30th) day following such Change in Control, the Company will make a lump sum cash severance payment to Executive in an amount equal to the CIC COBRA Cost Payment (reduced by any prior payment of the Non-CIC COBRA Cost Payment), less applicable withholdings.

3. Conditions to Receipt of Severance.

(a) Obligations. Other than those outlined in Sections 2(a)(iii) and 2(b)(iv) above, the receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive’s satisfaction of the Obligations. If the Obligations are not satisfied because Executive does not return all Company property in Executive’s possession by the Property Return Deadline, or because the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Obligations are satisfied.

(b) Compliance with Agreements; Clawback. Executive’s receipt of any payments or benefits under this Agreement will be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement (or equivalent) entered into by and between Executive and the Company (the “Confidential Information Agreement”) and the provisions of this Agreement and of the Release (“Continuing Compliance”). In the event (i) Executive materially breaches any of the foregoing agreements within twenty-four (24) months after the Termination Date or (ii) the Company determines within twenty-four (24) months after the Termination Date that it could have terminated Executive for Cause, subject to applicable law, Executive shall immediately pay to the Company an amount equal to the full value of all severance payments and benefits received by Executive pursuant to this Agreement and the Company shall also be entitled to seek any other remedies it may have available at law, in equity or pursuant to any of the foregoing agreements.

4. Equity Acceleration if No Assumption. Notwithstanding anything herein or in the 2019 Plan to the contrary, if Executive’s Awards are not to be assumed, substituted or otherwise continued or replaced with similar awards in connection with a Change in Control, Executive’s Continuous Service Status has not been terminated prior to the Change in Control and Executive will continue in service with the Acquiror following the consummation of the Change in Control, Executive will be entitled to the Acceleration, and the Acceleration shall occur effective immediately prior to, and contingent upon, the consummation of the Change in Control.

5. Application of Section 409A.

(a) It is intended that none of the severance payments and benefits under this Agreement constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (“Deferred Payments”) but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). However, (i) if any severance payments or benefits under this Agreement would be considered Deferred Payments and (ii) if Executive is a “specified employee” within the meaning of Section 409A at the time of the termination of Executive’s Continuous Service Status, any Deferred Payments that otherwise are payable within the first six (6) months following such termination will become payable on the on the first date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of such termination, (y) the date of Executive’s death, and (z) such earlier date as permitted under Section 409A without causing any tax to become due under Section 409A. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, any payments delayed in accordance with this paragraph will be paid to the Executive in a lump sum. No interest shall be due on any amounts so deferred.

(b) Each severance payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

(c) It is intended that all of the severance benefits and payments under this Agreement comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

6. Limitation on Parachute Payments.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under this Agreement shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

(c) If notwithstanding any reduction described in this Section 6, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Covered Payments, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax. Notwithstanding any other provision of this Section 6, if (i) there is a reduction in the payment of Covered Payments as described in this Section 6, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those Covered Payments which were reduced pursuant to this Section 6 contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.

7. Other Rights and Benefits. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under other agreements with the Company, including without limitation any rights to indemnification Executive may have under the Company’s Amended Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

8. Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a) “2019 Plan” shall mean the Company’s 2019 Omnibus Incentive Plan, as it may be amended from time to time.

(b) “Acquiror” shall have the meaning ascribed to such term in the 2019 Plan.

(c) “Award” shall have the meaning ascribed to such term in the 2019 Plan.

(d) “Base Salary” means the greater of (i) Executive’s annual base salary as in effect immediately prior to the Termination Date or (ii) Executive’s annual base salary as in effect on the date immediately preceding the consummation of the Change in Control that occurred within the twelve (12) month period preceding a Qualifying CIC Termination. For clarity, Base Salary does not include incentive pay, equity compensation, premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses or any other forms of special or variable compensation.

(e) “Cause” means any of the following: (i) Executive’s (x) gross negligence in the performance of his duties or (y) other gross negligence or willful misconduct that is or would reasonably be expected to be materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (ii) an act of dishonesty or misrepresentation made by Executive in connection with Executive’s responsibilities to the Company that is or would reasonably be expected to be materially injurious to the Company; (iii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company that is or would reasonably be expected to be materially injurious to the Company; (iv) Executive commits a material breach of any written agreement or covenant between Executive and the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (v) Executive’s repeated or material failure to comply with the Company’s written policies or rules, which failure is not cured within thirty (30) days after receipt of written notice describing in detail such failure to Executive from the Company; (vi) Executive willfully refuses to implement or follow a lawful directive by the Board, directly related to Executive’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (vii) Executive’s willful, material violation of any law or regulation applicable to the business of the Company that is or would reasonably be expected to be materially injurious to the Company; (viii) Executive’s conviction of, plea of nolo contendere to, or acknowledgement of the commission of, a felony, another crime involving moral turpitude or any crime (whether or not a felony) against the Company; or (ix) Executive’s material failure to comply with any reasonable investigation or formal proceeding. For the avoidance of doubt, material injury to the Company includes material reputational harm. The determination as to whether Executive’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Board and after Executive has been provided with an opportunity to address the Board, and shall be final and binding on Executive. The foregoing definition does not in any way change the at-will nature of Executive’s employment or limit the Company’s ability to terminate Executive’s employment or consulting relationship at any time with or without Cause.

(f) “Change in Control” shall have the meaning ascribed to such term in the 2019 Plan.

(g) “Continuous Service Status” shall have the meaning ascribed to such term in the 2019 Plan.

(h) “Disability” means (1) if Executive becomes eligible for the Company’s long term disability benefits; or (2) if Executive is unable to engage in any substantial gainful activity with or without a reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(i) “Good Reason” means Executive’s resignation due to any of the following conditions which occur without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) any change in Executive’s title or reporting relationship, or any material reduction in Executive’s duties, authority or responsibilities relative to Executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction, including any failure to be nominated for or elected to the Board or to the board of directors or comparable body of a successor to, or Acquiror of, the Company; (ii) a requirement that Executive changes Executive’s principal office in either San Francisco, California or Los Angeles, California to a facility that increases Executive’s one-way commute by more than one-hundred (100) miles to such facility, measured by Executive’s primary residence in each such city or metropolitan area as of immediately prior to such change, (iii) the Company commits a material breach of a written agreement or covenant between Executive and the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Company from Executive; or (iv) Executive’s then-current annual base salary is reduced by more than ten percent (10%) (other than in connection with a general decrease in the salary of similarly situated employees) (each, a “Good Reason Condition”). In order for Executive to resign for Good Reason, Executive must provide written notice to the Company (or its successor) of the existence of the Good Reason Condition within thirty (30) days of Executive’s learning of the existence of the Good Reason Condition. Upon receipt of the notice, the Company (or its successor) will have thirty (30) days to remedy the Good Reason Condition and if it so remedies such Good Reason Condition (as reasonably determined by the Company), the Company shall not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason Condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason Condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period and in any event no later than 12 months following the date of the initial existence of the Good Reason Condition. Notwithstanding anything in this Agreement to the contrary, except in the event of a Qualifying CIC Termination, Executive’s termination of Continuous Service Status shall be considered to be for “Good Reason” solely to the extent that the Good Reason Conditions relates to clause (i), (ii) or (iii) of this Section 8(i). In addition, for purposes of Section 2(b) and 2(c) of this Agreement only, Executive’s termination of Continuous Service Status shall be considered to be for “Good Reason” solely to the extent that the Good Reason Condition occurred no earlier than ninety (90) days prior to the consummation of a Change in Control.

(j) “Obligations” means (i) Executive has returned all Company property in Executive’s possession within ten (10) days following termination of Executive’s Continuous Service Status (the “Property Return Deadline”) and (ii) Executive has executed the Release and such Release has not been revoked and becomes effective and irrevocable no later than the thirtieth (30th) day after termination of Executive’s Continuous Service Status (or, for a termination of Executive’s Continuous Service Status described in Section 2(c)(ii)(y), the thirtieth (30th) day after the consummation of the Change in Control, unless the Obligations were previously satisfied by Executive) (the “Release Deadline”).

(k) “Option” shall have the meaning ascribed to such term in the 2019 Plan.

(l) “Other Award” shall have the meaning ascribed to such term in the 2019 Plan.

(m) “Release” means an agreement providing for a full and complete general release of all claims that Executive may have against the Company or persons affiliated with the Company, in substantially the form attached as Exhibit A hereto, subject to the Company’s right to update such form in accordance with applicable law, to be provided to Executive by the Company no later than the Termination Date.

(n) “Restricted Stock” shall have the meaning ascribed to such term in the 2019 Plan.

(o) “Restricted Stock Unit” shall have the meaning ascribed to such term in the 2019 Plan.

9. Certain Permitted Disclosures. Notwithstanding anything in any agreement between Executive and the Company to the contrary, nothing in this Agreement or any other agreement between Executive and the Company shall (1) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation or from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment laws, (2) prohibit Executive from making similar reports under the laws or regulations of any foreign jurisdiction, or (3) require Executive to comply with any notification, consultation, disclosure and cooperation requirements with respect to any such reporting; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings is made under seal. Notwithstanding this immunity from liability, Executive acknowledges that Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

10. Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address listed in the Company’s payroll records. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

11. Miscellaneous Provisions

(a) Term. The term of this Agreement shall be the period beginning on the Effective Date and ending on the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, unless earlier terminated by mutual agreement of Executive and the Company.

(b) Resignation from Positions Held. In connection with any termination of Executive’s Continuous Service Status as Chief Executive Officer, unless otherwise agreed by the Company in writing, Executive agrees to resign from the Board and any and all positions Executive holds with the Company, or any Subsidiary, Parent or Affiliate thereof (as such terms are defined in the 2019 Plan).

(c) Right to Make a COBRA Election after Thirty (30) Days. For the avoidance of doubt, if Executive does not elect continuation coverage within thirty (30) days following the Termination Date as described in Section 1 hereof, Executive shall still be eligible to elect continuation coverage within the time period permitted by COBRA, but shall not be eligible to receive the additional payment described in Section 2(a)(ii), Section 2(b)(iii) or Section 2(c)(ii)(C), as applicable.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(e) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Headings; Construction. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding the Agreement, the text of this Agreement shall control. The term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to severance payments or benefits, including but not limited to any severance, equity acceleration or other benefits payable upon Executive’s termination of Continuous Service Status with the Company as set forth in any employment agreement with Executive dated prior to the date hereof.

(h) Amendment of Agreement. This Agreement may be amended only upon the mutual written consent of the Company and Executive. The written consent of the Company to an amendment of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Committee.

(i) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties or rights hereunder without the written consent of the Company.

(j) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California without regard to the conflict of law principles thereof.

(k) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(l) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(m) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted via facsimile, email or other electronic means shall be deemed equivalent to originals.

Each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date hereof. The “Effective Date” shall be the first day of Executive’s employment with the Company.

COMPANY	PINTEREST, INC.

By: /s/ Christine Deputy
Name: Christine Deputy Title: Chief People Officer Date: June 22, 2022

EXECUTIVE

/s/ William Ready
William Ready

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